Exhibit 99.1

NEWS RELEASE

CPS ANNOUNCES SECOND QUARTER 2022 EARNINGS

▪	Pretax income of $34.2 million, a 147% increase over the prior year period
▪	Net income of $25.3 million, or $0.91 per diluted share
▪	New contract purchases of $548.1 million, a 33.7% increase over the first quarter of 2022

LAS VEGAS, NV, July 25, 2022 (GlobeNewswire) -- Consumer Portfolio Services, Inc. (Nasdaq: CPSS) (“CPS” or the “Company”) today announced earnings of $25.3 million, or $0.91 per diluted share, for its second quarter ended June 30, 2022. This compares to net income of $9.7 million, or $0.39 per diluted share, in the second quarter of 2021.

Revenues for the second quarter of 2022 were $82.0 million, compared to $66.8 million for the second quarter of 2021. Total operating expenses for the second quarter of 2022 were $47.8 million compared to $52.9 million for the 2021 period for a decrease of $5.1 million, or 9.6%. Pretax income for the second quarter of 2022 was $34.2 million compared to pretax income of $13.9 million in the second quarter of 2021, an increase of $20.3 million.

For the six months ended June 30, 2022 total revenues were $156.4 million compared to $129.9 million for the six months ended June 30, 2021, an increase of approximately $26.5 million, or 20.4%. Total expenses for the six months ended June 30, 2022 were $92.8 million, a decrease of $15.2 million, or 14.1%, compared to $108.1 million for the six months ended June 30, 2021. Pretax income for the six months ended June 30, 2022 was $63.5 million, compared to $21.8 million for the six months ended June 30, 2021, an increase of $41.7 million. Net income for the six months ended June 30, 2022 was $46.4 million compared to $14.9 million for the six months ended June 30, 2021.

During the second quarter of 2022, CPS purchased $548.1 million of new contracts compared to $410.0 million during the first quarter of 2022 and $286.0 million during the second quarter of 2021. The Company's receivables totaled $2.555 billion as of June 30, 2022, an increase from $2.324 billion as of March 31, 2022 and $2.116 billion as of June 30, 2021.

Annualized net charge-offs for the second quarter of 2022 were 3.57% of the average portfolio as compared to 2.79% for the second quarter of 2021. Delinquencies greater than 30 days (including repossession inventory) were 9.71% of the total portfolio as of June 30, 2022, as compared to 8.28% as of June 30, 2021.

“I’m proud to announce that in this past quarter we broke records for quarterly originations and pre-tax earnings,” reported Charles E. Bradley, Jr., Chief Executive Officer. “All areas of the Company are performing at high levels.”

Conference Call

CPS announced that it will hold a conference call on Tuesday, July 26, 2022 at 1:00 p.m. ET to discuss its second quarter 2022 operating results.

Those wishing to participate can pre-register for the conference call at the following link https://register.vevent.com/register/BIca2d8dafe11e4a0eab6c314d9b398f1b. Registered participants will receive an email containing conference call details for dial-in options. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the schedule start time. A replay will be available beginning two hours after conclusion of the call for 12 months via the Company’s website at https://ir.consumerportfolio.com/investor-relations.

1

About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is an independent specialty finance company that provides indirect automobile financing to individuals with past credit problems, low incomes or limited credit histories. We purchase retail installment sales contracts primarily from franchised automobile dealerships secured by late model used vehicles and, to a lesser extent, new vehicles. We fund these contract purchases on a long-term basis primarily through the securitization markets and service the contracts over their lives.

Forward-looking statements in this news release include the Company's recorded figures representing allowances for remaining expected lifetime credit losses, its pandemic-related markdown of carrying value for the portion of its portfolio accounted for at fair value, its pandemic-related charge to the provision for credit losses for the its legacy portfolio, its estimates of fair value (most significantly for its receivables accounted for at fair value), its provision for credit losses, its entries offsetting the preceding, and figures derived from any of the preceding.  In each case, such figures are forward-looking statements because they are dependent on the Company’s estimates of losses to be incurred in the future. The accuracy of such estimates may be adversely affected by various factors, which include (in addition to risks relating to the COVID-19 pandemic and to the economy generally) the following: possible increased delinquencies; repossessions and losses on retail installment contracts; incorrect prepayment speed and/or discount rate assumptions; possible unavailability of qualified personnel, which could adversely affect the Company’s ability to service its portfolio; possible increases in the rate of consumer bankruptcy filings, which could adversely affect the Company’s rights to collect payments from its portfolio; other changes in government regulations affecting consumer credit; possible declines in the market price for used vehicles, which could adversely affect the Company’s realization upon repossessed vehicles; and economic conditions in geographic areas in which the Company's business is concentrated. The accuracy of such estimates may also be affected by the effects of the COVID-19 pandemic and of governmental responses to said pandemic, which have included prohibitions on certain means of enforcement of receivables, and may include additional restrictions, as yet unknown, in the future. Any or all of such factors also may affect the Company’s future financial results, as to which there can be no assurance. Any implication that the results of the most recently completed quarter are indicative of future results is disclaimed, and the reader should draw no such inference. Factors such as those identified above in relation to losses to be incurred in the future may affect future performance.

Investor Relations Contact

Jeffrey P. Fritz, Chief Financial Officer

844 878-2777

2

Consumer Portfolio Services, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2022	2021	2022	2021
Revenues:
Interest income	$75,670	$65,440	$145,730	$131,533
Mark to finance receivables measured at fair value	4,700	–	7,100	(4,417)
Other income	1,648	1,329	3,554	2,765
	82,018	66,769	156,384	129,881
Expenses:
Employee costs	20,591	19,448	42,743	39,607
General and administrative	8,280	7,831	16,511	15,579
Interest	18,771	18,980	35,171	39,925
Provision for credit losses	(8,000)	–	(17,400)	–
Other expenses	8,160	6,634	15,815	12,950
	47,802	52,893	92,840	108,061
Income before income taxes	34,216	13,876	63,544	21,820
Income tax expense	8,896	4,163	17,109	6,943
Net income	$25,320	$9,713	$46,435	$14,877

Earnings per share:
Basic	$1.18	$0.43	$2.18	$0.65
Diluted	$0.91	$0.39	$1.66	$0.59

Number of shares used in computing earnings per share:
Basic	21,370	22,842	21,296	22,791
Diluted	27,687	25,130	27,943	25,048

3

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30,	December 31,
	2022	2021
Assets:
Cash and cash equivalents	$11,348	$29,928
Restricted cash and equivalents	157,021	146,620
Finance receivables measured at fair value	2,174,133	1,749,098

Finance receivables	149,010	232,390
Allowance for finance credit losses	(35,672)	(56,206)
Finance receivables, net	113,338	176,184

Deferred tax assets, net	17,523	19,575
Other assets	27,110	38,173
	$2,500,473	$2,159,578

Liabilities and Shareholders' Equity:
Accounts payable and accrued expenses	$62,415	$43,648
Warehouse lines of credit	228,906	105,610
Residual interest financing	49,497	53,682
Securitization trust debt	1,934,156	1,759,972
Subordinated renewable notes	27,208	26,459
	2,302,182	1,989,371

Shareholders' equity	198,291	170,207
	$2,500,473	$2,159,578

4

Operating and Performance Data ($ in millions)

	At and for the		At and for the
	Three months ended		Six months ended
	June 30,		June 30,
	2022	2021	2022	2021

Contracts purchased	$548.13	$286.01	$958.09	$491.49
Contracts securitized	430.00	240.00	760.00	485.00

Total portfolio balance (5)	$2,554.85	$2,115.61	$2,554.85	$2,115.61
Average portfolio balance (5)	2,469.95	2,118.67	2,371.72	2,128.67

Allowance for finance credit losses as % of fin. receivables	23.94%	21.22%

Aggregate allowance as % of fin. receivables (1)	24.54%	21.80%

Delinquencies (5)
31+ Days	8.65%	7.34%
Repossession Inventory	1.06%	0.94%
Total Delinquencies and Repo. Inventory	9.71%	8.28%

Annualized Net Charge-offs as % of Average Portfolio (5)
Legacy portfolio	4.16%	5.10%	2.70%	8.27%
Fair Value portfolio	3.52%	2.29%	3.53%	3.43%
Total portfolio	3.57%	2.79%	2.38%	4.37%

Recovery rates (2)	56.7%	57.8%	58.8%	50.6%

5

	For the				For the
	Three months ended				Six months ended
	June 30,				June 30,
	2022		2021		2022		2021
	$ (3)	%(4)	$(3)	%(4)	$(3)	%(4)	$(3)	%(4)
Interest income	$75.67	12.3%	$65.44	12.4%	$145.73	12.3%	$131.53	12.4%
Mark to finance receivables measured at fair value	4.70	0.8%	–	0.0%	7.10	0.6%	(4.42)	-0.4%
Other income	1.65	0.3%	1.33	0.3%	3.55	0.3%	2.77	0.3%
Interest expense	(18.77)	-3.0%	(18.98)	-3.6%	(35.17)	-3.0%	(39.93)	-3.8%
Net interest margin	63.25	10.2%	47.79	9.0%	121.21	10.2%	89.96	8.5%
Provision for credit losses	8.00	1.3%	–	0.0%	17.40	1.5%	–	0.0%
Risk adjusted margin	71.25	11.5%	47.79	9.0%	138.61	11.7%	89.96	8.5%
Core operating expenses	(37.03)	-6.0%	(33.91)	-6.4%	(75.07)	-6.3%	(68.14)	-6.4%
Pre-tax income	$34.22	5.5%	$13.88	2.6%	$63.54	5.4%	$21.82	2.1%

(1)  Includes allowance for finance credit losses and allowance for repossession inventory.

(2)  Wholesale auction liquidation amounts (net of expenses) as a percentage of the account balance at the time of sale.

(3)  Numbers may not add due to rounding.

(4)  Annualized percentage of the average portfolio balance. Percentages may not add due to rounding.

(5)  Excludes third party portfolios.

6